UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 30, 2008
Date of report (Date of earliest event reported)
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-33169 (Commission File Number)	41-1967918 (IRS Employer Identification No.)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address of principal executive offices, including zip code)
(952) 564-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     (d) On July 30, 2008, the Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, appointed Stephen Birke as a new director. Each of our directors is elected annually, by a plurality of the votes cast, to serve until the next annual meeting of shareholders and until his or her respective successor is elected and duly qualified, or until his or her death, resignation or removal.
     Mr. Birke, age 54, served for the past 38 years at Target Corporation in various roles, most recently as the Vice President and General Merchandise Manager until his retirement in May 2008.
     There are no arrangements or understandings between Mr. Birke and any other person pursuant to which Mr. Birke was elected as a director. Mr. Birke has not been appointed to any Committees of the Board at this time. There are no transactions in which Mr. Birke has an interest requiring disclosure under Item 404(a) of Regulation S-K.
     As a non-employee director, Mr. Birke is entitled to a grant of a five-year option for the purchase of 40,000 shares of common stock, 10,000 shares which vest and become exercisable on the date of grant, and additional increments of 10,000 shares become exercisable and vest upon his reelection to the Board. Furthermore, we pay the following non-employee director compensation: (1) $7,500 in annual compensation for the Lead Director and $3,500 annual compensation for each committee chair; and (2) board and committee meeting fees for non-employee directors as follows: full board meetings ($1,000) and committee meetings ($750). Attendance at meetings on a telephonic basis and not in person with other members of the board or committee earns one-half the stated rate of compensation. For the purposes of earning the cash compensation for meeting attendance as set forth above, “attendance” shall not include attending a meeting that lasts for 15 minutes or less.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2008	Wireless Ronin Technologies, Inc.
	By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack
Chairman, President and Chief Executive Officer

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